                       Filed Pursuant to Rule 424(b)(3)
                           REGISTRATION NO. 333-43888

             PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 1, 2001 TO THE
                      PROSPECTUS DATED OCTOBER 5, 2000 OF
                               ALLOY ONLINE, INC.

Due to a distribution by SWI Holdings, LLC to its members, this Prospectus Supplement No. 1 amends the caption "Selling Stockholder" and the information in the table thereunder in the Prospectus dated October 5, 2000, by deleting the information contained in the table regarding the Selling Stockholder and substituting therefor the following table:


                              SELLING STOCKHOLDERS


                                                       Shares Beneficially                          % of Class After
                                                         Owned Prior to          Shares Being       Completion of This
Name                                                      The Offering            Offered (1)        Name Offering (2)
----                                                   -------------------       ------------       ------------------
Michael Anthony Adamski (3)                             126,798                    126,798                    *

Ron E. Ainsworth                                          8,785                      8,785                    *

Richard Merrell Anderson                                  3,820                      3,820                    *

Andrew Boyd-Jones                                         8,785                      8,785                    *

Leon M. Bronfin                                           9,167                      9,167                    *

Michael Ray Chaney, as Trustee of the Michael
Ray Chaney Intervivos Trust of September 6, 1996        217,224                    217,224                    *

Drouillard Family Trust UDT 04/06/98                     61,210                     61,210                    *

James R. & Carol F. Hall Trustees of the Hall Living
Trust Dated 4/12/1994                                   245,776                    245,776                  1.1

John Thomas Kirby                                        30,514                     30,514                    *

Yoshinosuke Kurita                                       25,967                     25,967                    *

Messmann Family Trust u/d/t 7/21/99                      81,608                     81,608                    *

John Rodney Mullen                                       60,391                     60,391                    *

New York Life Insurance Company                          19,910                     19,910                    *

Stephen Rocco                                           249,579                    249,579                  1.1

SPC Associates Fund, LLC                                    100                        100                    *

SPC Executive Advisers Fund, LLC                            867                        867                    *

SPC GP Fund, LLC                                            870                        870                    *

Swander Pace Capital Fund, LP                            52,321                     52,321                    *

* Less than 1%

(1) Sales of such shares may also be restricted pursuant to agreements entered into by us with the selling stockholder.

(2) Based on 22,921,542 shares of our common stock outstanding on May 1, 2001.

(3) Mr. Adamski is the President of Phase Three, Inc., which is wholly-owned by Alloy Online.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated October 5, 2000. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information about their shares in transactions exempt from the registration requirements of the Securities Act.